SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CYBER MERCHANTS EXCHANGE, INC.
(Exact name of small business issuer in its charter)

California (State or other jurisdiction of incorporation or organization)	7370 (primary standard industrial code)	95-4597370 (I.R.S. Employer Identification Number)
600 South Lake Avenue, Suite 405 Pasadena, CA 91106 (626) 793-5000 (Address and telephone number of principal executive offices)
Agent for Service: John F. Busey, President Cyber Merchants Exchange, Inc. 600 South Lake Avenue Pasadena, CA 91106 (626) 793-5000	With a Copy to: James L. Vandeberg Ogden Murphy Wallace, PLLC 1601 Fifth Avenue, Suite 2100 Seattle, Washington 98101 (206) 447-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /  /
  If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /  /
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /  /
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /  /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed Maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A Common Stock	1,255,900	$6.00	$7,535,400	$1,989.35

Notes:
(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average high and low trading price of the Common Stock reported on the Over-the-Counter Bulletin Board on July 26, 2000 in accordance with Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
(Subject to Completion)
Dated July 28, 2000

1,255,900 Shares of
CYBER MERCHANTS EXCHANGE, INC.
COMMON STOCK
-------------
600 South Lake Avenue, Suite 405
Pasadena, CA 91106
(626) 793-5000

The shareholders listed in this prospectus are offering an aggregate of 1,255,900 shares of our common stock. The common stock offered by this prospectus was issued to the selling shareholders in a transaction exempt from registration under the Securities Act of 1933. Cyber Merchants will not receive any of the proceeds from the sale of this common stock.

The prices at which such shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. The selling shareholder directly, or through agents or dealers designated from time to time, may sell the common stock offered by him at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

Cyber Merchants' common stock is listed on the Over-the-Counter Bulletin Board under the symbol "CMEE". On July 12, 2000, the last reported sale price of Cyber Merchants' common stock was $6.00 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
SEE "RISK FACTORS".

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

  Where You Can Find More Information About Us

  Special Note Regarding Forward-Looking Statements

  The Company

  Risk Factors

  Use of Proceeds

  Dilution

  Business

  Recent Developments

  Selling Security Holders

  Plan of Distribution

  Legal Matters

  Experts

You should rely only on the information contained in this prospectus. Cyber Merchants has not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of Cyber Merchants' common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Cyber Merchants' common stock. In this prospectus, "Cyber Merchants", "C-ME.com", the "company", "we", "us" and "our" refer to Cyber Merchants Exchange, Inc, its predecessors and consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

  Cyber Merchants has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus constitutes a part of the registration statement, but does not contain all of the information set forth in the registration statement and its exhibits.

  Cyber Merchants is subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance, it will continue to file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available at the Commission's Public Reference Room for inspection and copying and at the SEC's web site, and may be available at our web site. Information on our web site does not constitute part of this prospectus.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

  Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, filed with Commission on September 13, 1999.

  The description of common stock contained in the Registration Statement on Form 8-A, filed with the Commission on January 27, 2000.

  The description of a joint venture agreement with Abest Technology Company, Ltd. on Form 8-K dated December 21, 1999, filed with the Commission on February 10, 2000.

  Quarterly Report on Form 10-QSB for the fiscal quarters ended September 30, 1999, December 31, 1999 and March 31, 2000, respectively, and filed with the Commission on November 12, 1999, February 11, 2000, and May 15, 2000, respectively;

  The description of the private placement offering and the Factory 2-U Stores Warrant on Form 8-K dated June 30, 2000, filed with the Commission on July 18, 2000; and

  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

  You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number:

Cyber Merchants Exchange, Inc.
600 South Lake Avenue, Suite 405
Pasadena, CA 91106
Attention: Investor Relations
Telephone Number: (626) 793-5000

  All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

  You should rely on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

  Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

  No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

THE COMPANY

  We are a leading provider of closed merchandise sourcing systems designed for the Internet. Our solutions enable retailers to streamline and automate the searching and locating of merchandise to stock their stores. We are pioneering and commercializing global private extranets used specifically to create business-to-business exchanges for the retail industry.

  We believe that we have a strong business model that will secure a leadership position in the marketplace. The broad acceptance of the Internet, combined with recent technological advances, has greatly increased the practicality and likelihood of manufacturers communicating and exchanging information with merchants over the Internet. In response we have created the Internet Sourcing Network TM, the Virtual Trade Show TM, and provide customized web design, and web hosting.

  From our inception in July 1996, we have strategically chosen to serve the retail industry exclusively. We believe that this strategy promotes a focused approach to building and maintaining effective systems solutions and best utilizes our management and directors' significant retail experience. We believe that our strategic partnerships with retailers, international joint ventures, and success in marketing our services to manufacturers give us the basis for strong, continued growth.

  Our principal executive offices are located at 600 South Lake Avenue, Suite 405, Pasadena, California, 91106. Our telephone number is (626) 793-5000.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing the common stock of Cyber Merchants. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment.

Industry Risks

NO ASSURANCE OF FUTURE INDUSTRY GROWTH

There can be no assurance that the marketplace in which we operate is as large as reported in market data or that such projected growth will occur or continue. Market data and projections are inherently uncertain, subject to change and often dated. In addition, the underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control. A slower pace of growth within the industry will have a significant negative impact on Cyber Merchants operations and projections for growth.

THE INTERNET INDUSTRY IS EXPERIENCING CONSOLIDATION THAT MAY INTENSIFY COMPETITION

The Internet industry has recently experienced substantial consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

  competitors could acquire or partner with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

  a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

  other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content, or which could dramatically change the market for our products and services.

OUR FUTURE REVENUE IS DEPENDENT SIGNIFICANTLY ON THE GROWTH OF INTERNET USE AND THE ACCEPTANCE OF THE INTERNET AS A COMMERCE MEDIUM

If use of the Internet and growth of the market for business-to-business exchanges do not continue, we may not achieve the critical mass of customers necessary for sustaining revenues and achieving profitable operations. Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium of business by target consumers. Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of retailers and vendors may not use the Internet and other online services as a medium of commerce.

Our future revenue will depend significantly on the widespread acceptance and use of the Internet as an information source and as a commerce vehicle. Rapid growth in Internet use is a recent trend and market acceptance of the Internet as an commercial medium is highly uncertain.

The Internet may not be accepted as a viable commerce medium for distribution of information and engaging in commerce for a number of reasons, including, without limitation:

  inadequate development of the network infrastructure;
  inadequate development of enabling technologies; and
  concerns about privacy and security among users.

OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO MAKE USE OF NEW COMPUTER TECHNOLOGIES AND ON THE SUCCESS OF THE INTERNET AS A VEHICLE OF COMMERCE

The market for Internet access is characterized by rapidly changing technology, evolving industry standards, changes in users' needs and frequent new service introductions. Our future success will depend, in part, on the use of leading technologies to provide seamless access to and services through our Website. There can be no assurance that we will be successful in using new technologies effectively, developing new services or enhancing existing services on a timely basis.

Our success also depends on continued use and expansion of the Internet. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The growth in volume of Internet traffic may create instabilities in its structure such as shortages in Internet addresses and overworked search engines. Such instabilities may have an adverse affect on our operations and business if they are not addressed. The Internet could also lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. Our network infrastructure may be vulnerable to computer viruses, hacking or similar disruptive problems caused by users, other connected Internet sites, the interconnecting networks and the various telephone networks. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to our member retailers.

Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.

OUR BUSINESS WILL BE SEVERELY IMPACTED IF TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS ON WHICH WE DEPEND ARE UNABLE TO PROVIDE UNINTERRUPTED SERVICES

We will rely on providers such as the local telephone companies and other companies to provide data-communications via local telecommunications lines and leased long-distance lines. The means of ordering and paying for products may be disrupted or eliminated if the company experiences disruptions or capacity constraints in its telecommunications services. There may be no means of replacing these services on a timely basis or at all.

In addition, the inability or unwillingness of any third-party to provide us point of presence access or our inability to secure alternative point of presence arrangements could significantly limit our ability to service our existing customers and expand to new markets, which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENT REGULATION OF THE INTERNET COULD ADVERSELY AFFECT OUR PROFITABILITY

Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth, expose us and other sellers of products for use on the Internet to additional liabilities and increase the cost of doing business. This could have a material adverse effect on our profits and liquidity. The increasing popularity and use of the Internet and other online services may lead to the adoption of new laws and regulations in the United States and elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions.

Existing or future legislation could limit growth in use of the Internet, which would curtail our revenue growth. Statutes and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law remains largely unsettled, however, even in areas where there has been legislative action. It may take years to determine whether and how existing laws governing intellectual property, privacy, libel and taxation apply to the Internet, electronic commerce and online advertising. Any new regulation or taxation of Internet commerce could damage our business, affect the profitability and perhaps the viability of our business plan, and cause the price of our common stock to decline. Such regulation or taxation could prove to be burdensome, and impose significant additional costs on our business or subject it to additional liabilities.

Most of the laws that relate to the Internet have not yet been interpreted. Changes to or the interpretation of these laws could:

  limit the growth of the Internet;

  create uncertainty in the marketplace that could reduce demand for our products and services;

  increase our cost of doing business;

  expose us to significant liabilities associated with content available on our websites or distributed or accessed through our products or services;

  lead to increased product development costs, or otherwise harm our business; or

  decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

As Internet commerce continues to evolve, increasing regulation by federal, state, or foreign agencies becomes more likely. Such regulation is likely in the areas of user privacy, pricing, content, and quality of products and services. Taxation of Internet use, or other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed. Laws and regulations applying to the solicitation, collection, or processing of personal or consumer information could limit Cyber Merchants' activities. In addition, any regulation imposing fees for Internet use could result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on Cyber Merchants' business, results of operations, and financial condition.

Company Risks

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS

We were incorporated in July 1996 and have a limited operating history. Recently, we have just developed and built up our operating assets, such as our software and network server. Cyber Merchants is a new company and has no history of earnings or profit and there is no assurance that we will operate profitably in the future. As such, there is no assurance that we will generate a return on your investment in the future.

We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets such as ours.

To address the risks and uncertainties we face, we must:

  establish and maintain broad market acceptance of our services and convert that acceptance into direct and indirect sources of revenues;

  maintain and enhance our presence as a viable and attractive option to retailers continue to timely and successfully develop new products, product features and services and increase the functionality and features of existing products;

  successfully respond to competition from others; and

  develop and maintain strategic relationships to enhance the distribution, features and utility of our products and services.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. Our inability to successfully address these risks will harm our business.

WE HAVE NOT PRODUCED A PROFIT AND CANNOT BE CERTAIN THAT WE WILL PRODUCE A PROFIT OR REMAIN PROFITABLE IF WE DO GENERATE A PROFIT

We are not profitable and may never become profitable. For fiscal year ended June 30, 1999, KPMG LLP, expressed doubt about our ability to continue as a going concern. If we do achieve profitability, we cannot be certain that we will remain profitable nor that profits will increase in the future. We have incurred significant losses since our inception and we may never generate or sustain a profit. For the fiscal year ended June 30, 1999, we reported a net loss of $695,454. For the nine months ended March 31, 2000, we reported a net loss of approximately $478,000, and we expect to report a net loss for the fiscal year ending June 30, 2000. We devote significant resources to developing, enhancing, selling and marketing our products and services. As a result, we will need to generate significant revenues to maintain profitability. We may not continue our historical growth or generate sufficient revenues to sustain or increase profitability on a quarterly or annual basis in the future.

WE EXPECT TO DEPEND ON REVENUE FROM OUR DOMESTIC AND INTERNATIONAL INTERNET SOURCING NETWORKS, VIRTUAL TRADE SHOW, WHOLESALE AUCTION CENTER AND WEB DESIGN AND HOSTING

We expect to depend primarily on revenue from the complete implementation of our domestic and international Internet Sourcing Networks, Wholesale Auction Center, and Factory Outlet Mall, and on revenue from the existing Virtual Trade Show, and continuing revenue from web site design and hosting for our subscribers. The Internet Sourcing Network has not generated any revenue and there is no guarantee that it will generate revenue in the future. The Wholesale Auction Center and Factory Outlet Mall are in development; there is no guarantee either of these services will be implemented or generate any revenue. The Virtual Trade Show and web site design and hosting have generated revenue in the past. However, there is no guarantee that these services will continue to generate revenue or that that revenue will meet our expectations.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY

As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

  how and when we introduce new products and services and enhance our existing products and services;

  our ability to establish and maintain strategic relationships;

  our ability to attract, train and retain key personnel;

  our ability to form and maintain strategic alliances with retail businesses;

  the emergence and success of new and existing competition;

  varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;

  technical difficulties with our products, system downtime, system failures or interruptions in Internet access;

  costs related to the acquisition of businesses or technology; and

  costs of litigation and intellectual property protection.

In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results. To the extent that these predictions prove inaccurate, our revenues and operating expenses may fluctuate.

For these reasons, you should not rely on period-to-period comparisons of our financial results as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

WE FACE INTENSE COMPETITION FROM MANY ENTITIES

The marketplace for business-to-business e-commerce is highly competitive and relatively new, constantly changing and intensely competitive. As retailers depend more upon the Internet as a source for product, more companies will enter the market and compete directly with us. We expect that competition will continue to intensify.

We have identified and continue to identify numerous companies that are better funded, have more experience and more significant resources that have entered or are planning to enter business-to-business e-commerce. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. Should these companies decide to enter our specific market, there is no guarantee that we will be able to effectively compete with them. Currently, our main on-line sourcing competitors include Sourcing Link, Purchase Pro.com, Vertical Net, Tradeout.com and Tradeweave.com. Our main procurement competitors include QRS Corporation, Ariba, Commerce One and Retek. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues, impact our margins or lead to a reduction in our market share, any of which will harm our business.

OUR DEPENDENCE ON ALLIANCES WITH BUSINESSES AND GOVERNMENTS OUTSIDE OF THE UNITED STATES INVOLVES RISKS

We are dependent upon our ability to establish and maintain successful alliances with businesses and governments located outside of the United States. If we are not able to establish and maintain such alliances, we will not be able to implement the business plan in its current configuration, which will affect both our revenue stream and profit potential. In addition, we face political sovereign risks of conducting international business including risks of changing economic conditions in the Pacific Rim, which may have a material adverse effect on our ability to provide global merchandise sourcing to our retail partners.

We are subject to the normal risks of doing business internationally, as well as risks specific to Internet-based companies in foreign markets. These risks include:

  delays in the development of the Internet as a vehicle for business-to-business transactions in international markets;

  difficulties in managing operations due to distance, language and cultural differences;

  unexpected changes in regulatory requirements;

  export and import restrictions, including those restricting the use of encryption technology;

  tariffs and trade barriers and limitations on fund transfers;

  longer payment cycles and problems in collecting accounts receivable;

  potential adverse tax consequences;

  exchange rate fluctuations;

  increased risk of piracy and limits on our ability to enforce our intellectual property rights; and

  other legal and political risks.

Any of these factors could harm our business.

WE ARE DEPENDENT ON MARKET DEMAND FOR AN ACCEPTANCE OF OUR PRODUCTS AND SERVICES

Much of our success is dependent upon aggregating a critical mass of subscribing vendors and establishing and maintaining strong relationships with retail partners. If market demand and acceptance for our products and services is not in line with our expectations, it is likely that revenue will not meet our expectations and we may not be able to fund our operations.

WE ARE DEPENDENT ON RELATIONSHIPS WITH KEY RETAIL PARTNERS AND THE ABILITY TO CREATE MORE SUCH RELATIONSHIPS

Our business model is retailer-centric. Successful implementation of it is predicated on our ability to create and nurture strong partnerships with retailers. If we are unable to maintain existing partnerships or establish new partnerships with retailers, our revenue and profitably will not meet our expectations and we may not be able to fund our operations.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, TRADE SECRETS AND KNOW-HOW WHICH WOULD REMOVE A BARRIER TO COMPETITION AND MAY DIRECTLY AFFECT THE AMOUNT OF REVENUE WE GENERATE

We depend heavily on continued service and software development to maintain the quality and reliability of our services and to continue to grow. We are dependent on the ability to keep trade secrets and obtain patents on business processes as well as on the ability to develop new processes to meet our customers' sourcing needs.

Although we employ various methods, including trademarks, patents, copyrights and confidentiality agreements with employees, consultants and third party businesses, to protect our intellectual property and trade secrets, there can be no assurance that we will be able to maintain the confidentiality of any of our proprietary technology, know-how or trade secrets, or that others will not independently develop substantially equivalent technology. The failure or inability to protect these rights could have a material adverse effect on our operations.

OUR FAILURE TO ATTRACT, TRAIN OR RETAIN HIGHLY QUALIFIED PERSONNEL COULD HARM OUR BUSINESS

The implementation of our business plan and our continued success relies on key members of the management team and sales, marketing, and finance personnel. There is no guarantee that these employees will continue to work for us. In addition, there is no guarantee that we will be able to replace these employees with personnel of similar caliber, should they not be able to work, or decide not to work for us.

The loss of the services of our executive officers or key employees could harm our business. None of our executive officers has a contract that guarantees employment. And we do not maintain "key person" life insurance policies.

Our success also depends on our ability to attract, train and retain qualified personnel, specifically those with management and product development skills. In particular, we must hire additional skilled software engineers to further our research and development efforts. Competition for such personnel is intense. In making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of stock options they may receive in connection with their employment. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be harmed.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH WHICH COULD HAVE A MATERIAL EFFECT ON OUR BUSINESS OPERATIONS

Our ability to manage growth depends in part upon our ability to develop and expand operating, management, information and financial systems, and production capacity, which may significantly increase our future operating expenses. No assurance can be given that we will grow in the future or that we will be able to effectively manage such growth. Our inability to manage our growth successfully could have a material adverse effect on our business, financial condition and results of operations.

We cannot successfully implement our business model if we fail to manage our growth. We have rapidly and significantly expanded our operations domestically and internationally and anticipate further expansion to take advantage of market opportunities. We have increased the number of our full-time employees from 6 on June 30, 1999, to 14 on June 30, 2000. If our growth continues, we will need to continue to improve our financial and managerial control and reporting systems and procedures.

WE MAY ENTER INTO NEW LINES OF BUSINESS WHICH INVESTORS ARE NOT GIVEN THE OPPORTUNITY TO EVALUATE

In the event of a business combination, acquisition, or change in shareholder control, we may enter into a new line of business which an investor did not anticipate and in which that investor may not want to participate. We may make investments in or acquire complementary products, technologies and businesses, or businesses completely unrelated to our current business plan. Similarly, an asset acquisition or business combination would likely include the issuance of a significant amount of our common stock, which may result in a majority of the voting power being transferred to new investors. New investors may replace Cyber Merchants' management. New management may decide not to continue to implement Cyber Merchants' current business plan, and may decide to enter into a business completely unrelated to the current business plan which an investor did not anticipate and in which that investor may not want to participate. In such case, an investor could lose its entire investment on a business decision it did not get to evaluate at the time of investing in Cyber Merchants.

POTENTIAL BUSINESS COMBINATIONS COULD BE DIFFICULT TO INTEGRATE AND DISRUPT BUSINESS OPERATIONS

Any acquisition of or business combination with another company could disrupt our ongoing business, distract management and employees and increase our expenses. If we acquire another company, we could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions also involve the need for integration into existing administration, services, marketing, and support efforts. Any amortization of goodwill or other assets, or other charges resulting from the costs of these acquisitions, could limit our profitability and decrease the value of our stock. In addition, our liquidity and capital resources may be diminished prior to or as a result of the business combination and our capital may be further depleted by the operating losses, if any, of the business entity which we may eventually acquire.

WE COULD LOSE STRATEGIC RELATIONSHIPS THAT ARE ESSENTIAL TO OUR BUSINESS

The loss of current strategic relationships, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results for us could harm our business. We rely in part on strategic relationships to help us:

  maximize adoption of our products and services among retailers;
  expand the range of commercial activities based on our technology; and
  increase the performance and utility of our products and services.

Many of these goals are beyond our traditional strengths. We anticipate that the efforts of our strategic partners will become more important as the Internet matures. For example, we may become more reliant on strategic partners to provide additional services, provide more secure and easy-to-use electronic commerce solutions and build out the necessary infrastructure for business-to-business transactions. We may not be successful in forming strategic relationships. In addition, the efforts of our strategic partners may be unsuccessful. Furthermore, these strategic relationships may be terminated before we realize any benefit.

OUR BUSINESS WILL SUFFER IF OUR SYSTEMS FAIL OR BECOME UNAVAILABLE

A reduction in the performance, reliability and availability of our websites and network infrastructure will harm our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain users and customers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Our computer and communications infrastructure is located at our principal executive offices in Pasadena, California. We do not have fully redundant systems or a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Our electronic commerce and digital distribution activities are managed by sophisticated software and computer systems. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and websites could be less attractive to such entities or individuals and our business would be harmed .

A sudden and significant increase in traffic on our websites could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We depend on Web browsers, ISPs and online service providers to provide Internet users access to our websites. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. In addition, certain ISPs have temporarily interrupted our website operations in response to the heavy volume of e-mail transmission we generate and send to our large user base. These types of interruptions could continue or increase in the future.

Investment Risks

OUR COMMON STOCK HAS LIMITED LIQUIDITY

At the present time, our common stock is not listed on The Nasdaq Stock Market, Inc. or on any national exchange. Although dealer prices for the our Common Stock are listed on the NASDAQ Over-the-Counter Bulletin Board, trading has been limited since such quotations first appeared in July 1999. We intend to apply to have our common stock approved for quotation on the Nasdaq Small Cap Market or the American Stock Exchange towards the end of 2000. We cannot assure you that we will be able to secure either of such listings, or, if received, that we will meet the requirements for continued listing on the NASDAQ Small Cap Market or the American Stock Exchange. Under Nasdaq rules, in order to maintain a listing on the Nasdaq Small Cap Market, a company must have, among other things, either $4,000,000 in net tangible assets, a market capitalization of $50,000,000 or more, or $750,000 net income in its last fiscal year or two of its last three fiscal years. In addition, the listed security must have a minimum bid price of $3.00 per share. Further, Nasdaq has the right to withdraw or terminate a listing on the Nasdaq Small Cap Market at any time and for any reason in its discretion. If we were unable to obtain or to maintain listing on the Nasdaq Small Cap Market quotations, if any, for "bid" and "asked" prices of the common stock would be quoted in the "pink sheets" published by the National Quotation Bureau, Inc. or on the NASDAQ OTC Electronic Bulletin Board. In such event, an investor could find it more difficult to dispose of or to obtain accurate quotations of prices for the shares of our common stock than would be the case if the shares of our common stock were quoted on the Nasdaq Small Cap Market or on the American Stock Exchange.

Irrespective of whether or not shares of our common stock are included in the Nasdaq system or on the American Stock Exchange, we cannot assure you that the public market for shares of our common stock will become more active or liquid in the future. In that regard, prospective purchasers of the common stock should consider that this offering is being made without underwriting arrangements typically found in an initial public offering of securities. Such arrangements generally provide for the issuer of the securities to sell the securities to an underwriter which, in turn, sells the securities to its customers and other members of the public at a fixed offering price, with the result that the underwriter has a continuing interest in the market for such securities following the offering.

THE QUOTED TRADING PRICE OF SHARES OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY THE POTENTIAL ENTRY INTO TRADING OF A SUBSTANTIAL NUMBER OF ADDITIONAL FREE-TRADED SHARES OF OUR COMMON STOCK

On June 30, 2000, we had 1,249,473 free-tradable shares of common stock. The sale of the shares offered hereby will increase, and if all the shares were sold would increase materially (i.e., from 1,249,473 shares to 2,505,373 shares), the number of free-tradable shares of our common stock. Such increase could have a negative impact on the market price for the shares of our common stock.

In April 1999, 32 of our shareholders, collectively controlling 5,173,000 of our outstanding 5,750,000 shares of common stock, entered into a lock-up agreement. The shareholders agreed to trading restrictions dependent on trading price. As the price climbs, so will the number of shares that are released from the lock-up agreement. Trading restrictions on all the shares currently under the lock-up agreement will be lifted after the two-week weighted-average trading price of the company's common stock exceeds $30. Over time, blocks of shares will be released and add to the number of free-traded shares outstanding.

A portion of our restricted securities are saleable under Rule 144, promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended upon the seller's compliance with the holding period, manner of sale and other conditions and limitations of that Rule. Rule 144 also requires that specified information concerning us must be available at the time any such sale is made. Since we have been subject to the reporting requirements of the Securities Exchange Act of 1934, our compliance with such rules also will satisfy Rule 144 "public information" requirements.

FUTURE ISSUANCE OF STOCK BY CYBER MERCHANTS MAY HAVE A DILUTIVE EFFECT ON OWNERSHIP INTERESTS OF SHAREHOLDERS AND MAY NEGATIVELY IMPACT THE PRICE OF THE STOCK

Any additional issuances by Cyber Merchants from its authorized but unissued shares may have the effect of diluting the percentage interest of existing shareholders. Out of the 40,000,000 authorized common shares of Cyber Merchants, 32,456,927, or 81%, remain unissued. The Board of Directors has the power to issue such shares without shareholder approval. None of the 10,000,000 authorized preferred shares of Cyber Merchants are issued. There are outstanding warrants and options whose holders may acquire additional common shares. Cyber Merchants fully intends to issue additional common shares or preferred shares in order to raise capital to fund its business operations and growth objectives.

An additional 4,245,652 shares have been reserved for issuance upon the exercise of outstanding options or warrants. Although our Board of Directors has no present intention to do so, it has the authority, without action by the shareholders, to issue authorized and unissued shares of Common Stock or one or more series of Preferred Stock. Any outstanding series of our Preferred Stock, if and when issued, could also have rights superior to shares of our Common Stock, particularly in regard to voting, the payment of dividends and upon liquidation of us.

We have signed an agreement to negotiate an Equity Line whereby we would have the right to issue shares of our common stock. Also we have issued a warrant to Factory 2-U Stores to purchase shares of common stock.

The issuance of new shares under the Equity Line and the Factory-2-U warrant could have a negative impact on the market price for the shares of our common stock.

WE DO NOT ANTICIPATE PAYING DIVIDENDS TO COMMON SHAREHOLDERS IN THE FORESEEABLE FUTURE, WHICH MAKES INVESTMENT IN CYBER MERCHANTS' STOCK SPECULATIVE OR RISKY

Cyber Merchants has not paid dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future. The Board of Directors has sole authority to declare dividends payable to Cyber Merchants' shareholders. The fact that we have not and do not plan to pay dividends indicates that the company must use all of its funds generated by operations for reinvestment in its operating activities and also emphasizes that the company may not continue as a going concern. Investors also must evaluate an investment in Cyber Merchants solely on the basis of anticipated capital gains.

POTENTIAL BUSINESS COMBINATIONS MAY DILUTE SHAREHOLDER VALUE

If Cyber Merchants is not successful in developing a viable market for its service, its management will spend a significant portion of the time it devotes to evaluating other business opportunities that may be available to Cyber Merchants. In the event of a business combination, the ownership interests of holders of existing shares of Cyber Merchants' stock will be diluted. Due to its limited financial resources, the only way Cyber Merchants will be able to diversify its activities, should its business plan prove to be impractical, would be to enter into a business combination.

Any asset acquisition or business combination would likely include the issuance of a significant amount of Cyber Merchants' common stock, which would dilute the ownership interest of holders of existing shares, and may result in a majority of the voting power being transferred to new investors. Depending on the nature of the transaction, Cyber Merchants' shareholders may not have an opportunity to vote on whether to approve it. For example, Cyber Merchants' board of directors may decide to issue a significant amount of stock to effect a share exchange with another company. Such a transaction does not require shareholder approval, but Cyber Merchants' officers and directors must exercise their powers in good faith and with a view to the interests of the corporation.

WE MAY NEED ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE, OR WHICH MAY DILUTE THE OWNERSHIP INTERESTS OF INVESTORS

Our ultimate success will depend on our ability to raise additional capital. No commitments to provide additional funds have been made by management or other shareholders. We have not investigated the availability, source or terms that might govern the acquisition of additional financing. When additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to Cyber Merchants. If not available, our operations would be severely limited, and we would be unable to implement our business plan.

BOARD OF DIRECTORS AUTHORITY TO SET RIGHTS AND PREFERENCES OF PREFERRED STOCK MAY PREVENT A CHANGE IN CONTROL BY SHAREHOLDERS OF COMMON STOCK

Preferred shares may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of Cyber Merchants determines by resolution and without shareholder approval. This is an anti-takeover measure. The Board of Directors has exclusive discretion to issue preferred stock with rights that may trump those of common stock. The Board of Directors could use an issuance of Preferred Stock with dilutive or voting preferences to delay, defer or prevent common shareholders from initiating a change in control of the company or reduce the rights of common shareholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of Cyber Merchants' common stock.

SHAREHOLDERS DO NOT HAVE THE AUTHORITY TO CALL A SPECIAL MEETING THEREBY DISCOURAGING TAKEOVER ATTEMPTS

Pursuant to Cyber Merchants' by-laws, only the Board of Directors, the Chairman of the Board or the President of the company have the power to call a special meeting of the shareholders thereby limiting the ability of shareholders to effect a change in control of the company.

REQUIREMENTS OF THE SEC WITH REGARD TO LOW-PRICED "PENNY STOCK" SECURITIES MAY ADVERSELY AFFECT THE ABILITY OF SHAREHOLDERS TO SELL THEIR STOCK IN THE SECONDARY MARKET

"Penny stocks" are low-priced, and usually highly speculative, stock selling at less than $5.00 per share. Cyber Merchant's securities are subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell Cyber Merchants' securities and may adversely affect the ability of shareholders to sell their stock in the secondary market.

LIMITED LIABILITY OF EXECUTIVE OFFICERS AND DIRECTORS MAY DISCOURAGE SHAREHOLDERS FROM BRINGING A LAWSUIT AGAINST THEM

Cyber Merchants' articles of incorporation and by-laws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors. These provisions may discourage shareholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited the shareholders. In addition, a shareholder's investment in Cyber Merchants may be adversely affected to the extent that costs of settlement and damage awards against officers or directors are paid by Cyber Merchants pursuant to the indemnification provisions of the articles of incorporation and by-laws. The impact on a shareholder's investment in terms of the cost of defending a lawsuit may deter the shareholder form bringing suit against one of Cyber Merchants' officers or directors.

USE OF PROCEEDS

  The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders.

DILUTION

  This offering is for sales of stock by existing Cyber Merchants shareholders on a continuous or delayed basis in the future. Sales of common stock by shareholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of the shares may not bear any rational relationship to net tangible book value per share.

  The shares being offered by this prospectus were issued to the selling shareholders in a transaction exempt from the Securities Act of 1933. The following table illustrates the dilution to investors from the private placement of 1,255,900 shares at $4.878 per share on a per share basis as of March 31, 2000:

Purchase price per share	$4.878
Net tangible book value per share at March 31, 2000	$.489
Increase in net tangible book value per share attributable to new investors	$.637
Net tangible book value per share after the private placement	$1.126
Dilution per share to new investors	$3.752

  Dilution is determined by subtracting net tangible book value per share after the private placement from the private placement price per share.

BUSINESS

Overview

  We are using our proprietary web-based software to create a global business-to-business e-commerce solution that streamlines the way retailers locate viable merchandise sources. We believe our business model will be successful by leveraging retailers' purchasing power to increase their vendor base, and providing a direct, global merchandise-sourcing channel for retailers. We will also provide a dynamic pricing community for the retail industry using a non-fraudulent online auction. To attract retailers' vendors, we are providing an affordable and complete e-commerce solution, an open electronic marketplace for vendors to publicly showcase more diverse merchandise, and a vertical marketplace enabling direct-to-consumer product marketing and sales using the Internet. In addition, we are working with The CIT Group to form international tri-party factoring agreements with large national banks in each country, and with our retail partners. We believe that these agreements will eliminate the need for letters of credit when retailers import merchandise.

  We have adopted a retailer-centric business focus by creating a proprietary Internet Sourcing Network™ which consists of specialized private extranets for retailers that centralizes the merchandise review and search process. Our current retail partners are Burlington Coat Factory and Factory 2-U Stores. To further enhance and add value to this retail focus, we are developing two additional online services: (1) a Wholesale Auction Center, which will create a dynamic pricing community, immune from the fraud that plagues typical auctions.(This patent-pending process is in partnership with The CIT Group) and (2) a Factory Outlet Mall, which will create a vertical marketplace for vendors to directly market and sell their products to consumers.

  We are also aggressively expanding internationally. As of June 30, 2000, we formed joint ventures in Taiwan, China, Thailand and the Philippines. Our strategy is to partner with reputable local companies and key government entities to establish local companies. Through these joint ventures, 7 to 12 localized merchandise-sourcing offices are planned to be established by year-end 2000, in these four countries. Through these localized offices, our retail partners will be able to source merchandise directly.

Services

Internet Sourcing Network ("ISN")

  The cornerstone of our services is the proprietary ISN which consists of private extranets built and maintained by Cyber Merchants according to each retail partner's specifications. These web-based turnkey systems automate the front-end merchandise sourcing activities of retailers at no cost, and provide retailers with tremendous time and cost savings. The solution the ISNs create is a simple one. The ISNs enable retailers and vendors to conduct business privately, using any Internet connection without investing in expensive hardware, software or training. After subscribing to a retailer's ISN, vendors of any size can get instant feedback about merchandising needs and decisions. The vendor can then change its strategies to meet these needs by updating its product line - all over the same Internet connection. Vendors also receive a broadcast "open-to buy", of what a retailer is searching for. Vendors pay a monthly subscription fee to display products on the ISNs.

Virtual Trade Show

  The progenitor of our diverse services is the Virtual Trade Show which is a centralized product showcase that features a multitude of products in easily understandable and searchable categories. The appeal of the VTS is its ability to enable direct marketing to a wide universe of retail buyers. Vendors may display product free of charge, if they also display on an ISN.

Web Design And Hosting

  Many vendors do not have an Internet commerce strategy and most do not have a web presence. We solve this by providing a free template web page and shared domain name as well as fee-based customized web design and hosting services to meet the e-commerce needs of our customers.

Wholesale Auction Center ("WAC")

  Our WAC will provide a web community for vendors to liquidate odd lots and closeouts in bulk quantity. The WAC will feature our patent-pending auction process, which by a partnership with The CIT Group utilizes the benefits of account receivable factoring for sellers and credit checks for buyers to eliminate the possibility of fraud in the auction transaction. We have filed a patent application for the WAC process and expect to launch the WAC in 2000. Sellers using the WAC will pay transaction commission fees.

Factory Outlet Mall ("FOM")

  The FOM is a public vertical marketplace, which will enable vendors to sell merchandise directly to consumers. The FOM supplements our business-to-business solutions by giving vendors a direct business-to-consumer e-commerce package consisting of secure credit card transactions, shopping cart functions and automatic calculation of sales tax and freight charges. We expect to launch the FOM in 2000. Vendors selling on the FOM will pay transaction commission fees.

C-ME Advantage

Benefits to Retailers

  We believe our services create time and cost efficiencies for retailers that lead to increased merchandise turnover and higher gross margins. Key benefits include the following:

  Efficiency - We build and maintain a web-based system to streamline and automate the front-end merchandise sourcing process and provide instantaneous visual access to available merchandise on a 24/7 basis. In particular, using our system can eliminate 25-50% of domestic travel with an estimated savings of $50,000 to $100,000 for a retailer with 20 buyers, assuming that the buyers, four divisional merchandise managers, one general merchandise manager, average four trips per year at a cost of $2000 per trip.

  Cost - The solution is delivered at no cost to the retailer without legacy system integration and without eliminating the "touch-and-feel" so necessary to retail buyers.

  Time Savings - Our product reduces time and cost to find products, which shortens the crucial time between merchandise availability and presentation, this is because viewing and editing merchandise with vendors in showrooms and at market consumes approximately one hour per appointment. Therefore, using traditional sourcing, each buyer can see approximately 8 to 10 lines a day and 40 to 50 per week. Using our ISN, buyers can each view 50 lines in their offices before market and eliminate unnecessary appointments and make actual appointments more efficient, effective, and meaningful.

  Sourcing Benefits - The network facilitates new relationships with added domestic vendors, helping retailers to build their product sourcing bases and lower prices to achieve higher margins by establishing direct sourcing relationships with new international vendors, directly lowering cost of goods sold. Because buyers using the network will not require a face-to-face meeting with vendors, each transaction can be completed in less than week rather than the normal 3 to 4 week cycle. This is a competitive advantage, as the other retailers will be using the normal 3 to 4 week buying cycle. This is especially important for off-price retailers with faster turning inventory, and all retailers' overseas purchases. This speed to market should assist in reducing markdowns, as the selling cycle will be extended on the front end. Assuming a normal markdown is 10% of retail sales, purchases through the Internet sourcing network could have a reduction to 5 to 7%, or 30 to 50% because of starting the selling cycle sooner.

  Innovative Financing - We have dramatically simplified the import process by replacing traditional letters of credit with CIT credit assurance of its retail partners. We believe this substitution will reduce the cost of exporting by as much as 50% as compared with the standard letters of credit that would normally be required.

Benefits to Vendors

  Our services give vendors direct access to targeted retail buyers, foresight into the retailer's procurement cycle, the ability to receive broadcast open-to-buy information from retailers, and 24-hour, real-time ability to diversify their product lines by adding, changing and updating product information. We create value for vendors by:

  Matching Buyers and Sellers Securely - Our system works by guaranteeing that the right buyer views every product a vendor wants to sell, making business more time and cost efficient. We also create a dynamic web community using a non-fraudulent auction format;

  Dynamic Response - We also create value by providing specific feedback from retailers on products, making strategic product design and marketing more exact;

  Affordable and Complete Solution - Vendors pay a nominal subscription fee, and need only the technology they have in order to post products on our system. Auxiliary services including web design and hosting, free template home pages, a consumer mall, and a dynamic pricing community, when entirely implemented, will provide an industry-specific complete e-commerce solution;

  Expanding Channels - Our solution increases a vendor's outlet to additional retailers and enables a vertical marketplace with direct-to-consumer marketing and sales;

  Open-to-Buy - We bring significant value to vendors by delivering a retailer's buying needs ("Open-to-Buy") into the vendors' mailbox on a weekly basis, providing a reactive not proactive selling opportunity.

  We believe that much of our value lies in our intermediary abilities; specifically in our ability to create an information pipeline for the retail industry. The retail industry is fragmented, with thousands of buyers and sellers connecting sporadically and inefficiently. We believe our virtual pipeline can eliminate cost, redundancy, and system integration barriers now faced by retailers, and expedite the flow of usable product information to retailers from vendors who will use our low cost, low technology, high feedback communication system. Our management understands not only the individual retailer's business but also the retail industry as a whole. We believe that our management's significant retail experience enables us to effectively create and implement services that precisely meet the needs of retailers and their vendors.

Overseas Expansion

  We believe that by providing retailers with direct access to foreign manufacturers, we can better support our existing retail partnerships and attract new retail partners by aggregating vendors to create efficiencies for both foreign manufacturers and U.S. retailers. To do this we are partnering with companies in other countries that have the connections, capital and ability to form joint ventures. These joint ventures are opening regional merchandise sourcing offices and marketing ISNs to international manufacturers that would like to sell directly to large U.S. retailers. By establishing localized merchandise sourcing offices, we are fulfilling our mission of being the retailers' global sourcing solution by making international commerce convenient and feasible for many manufacturers who know how to make quality products but do not have technological knowledge or Internet access. Beginning in the Pacific Rim, we have formed joint ventures in Taiwan, Thailand, The Philippines, and China during 2000, and plan to form six more joint ventures in various Asian countries during 2001, and plan to expand our operations to Central and South America and Europe in 2002.

Strategic Alliances

  Currently we have formed alliances with two retailers: Factory 2-U Stores (Nasdaq : FTUS; $420 MM annual revenue) and Burlington Coat Factory (NYSE: BCF, $2.1 BB annual revenue) and have built and are maintaining pilot installations of the ISNs for them. We have an alliance with The CIT Group (NYSE : CIT; $53 BB in managed assets) to implement the Wholesale Auction Center and to facilitate international trade by eliminating the need for letters of credit. We have executed an agreement with RETEX, a technology-buying consortium with more than 2000 member retailers, which provides the opportunity to build and maintain ISNs for its members. We are also pursuing relationships with strong back-end procurement technology providers to supplement our front-end merchandise-sourcing services.

Competition

Our main sourcing competitors are as follows:

  Sourcing Link - This company is a business-to-business electronic commerce solutions provider for the retail industry. It is focused on developing, marketing and supporting the leading electronic toolset for the retail industry sourcing process using standard open technologies. Sourcing Link operates an Internet-based subscription service which enables retailers to collaborate with their supply chain using standard web browsers. IBM Corporation sells, distributes and supports the SourcingLink service, which is positioned as a strategic procurement solution in the IBM Supply Chain Solutions Portfolio.

  Purchase Pro.com - This company helps businesses sell goods and services online to other businesses. Purchase Pro.com plays matchmaker to lonely businesses looking for e-commerce relationships. Customers buy memberships in order to access buying and selling communities, or "e-marketplaces." Services include group buying discounts, competitive bidding, Web site development and customized e-catalogs. Purchase Proc.com targets small and medium-sized businesses.

  Vertical Net - This company is a leading operator of online vertical trade communities focusing specifically on the business-to-business segment of the Internet, its stable of more than 50 Web sites spans industries such as communications, healthcare, and sciences. Vertical Net's industry-specific Web sites offer features such as online shopping, buyer's guides and news. The company has also enhanced its Web sites with online auction capabilities.

  Tradeout.com - This company provides an online marketplace for businesses to buy and sell excess inventory and idle assets. It brings together companies to buy and sell surplus assets in over 100 product categories online.

  Tradeweave.com - This company enables retailers and vendors to list, buy and sell merchandise through a staged auction process over the Internet. All buyers and sellers are pre-registered and authorized to trade by QRS. After registering, customers will be provided with a Tradeweave 'Passport,' which authenticates them as an approved trader in the marketplace. Sellers will issue 'Visas' to selected approved buyers to formalize trading relationships. Sellers benefit by increasing their market reach, drawing more competitive bids and gaining more control over their brand and the sales process. Buyers benefit by having broader access to merchandise at attractive prices through a central location. Both sellers and buyers benefit from an integrated e-commerce back-end using existing QRS services. All industry players will have access to Tradeweave's retail trade news, content and directories.

Our main procurement competitors are as follows:

  QRS Corporation - This company is using technology to alter the face of merchandise management. It provides electronic data systems and services for retailers, vendors and shippers. Its catalog services include a database of 67 million products from more than 8,700 vendors. The database lists products by their Universal Product Codes. Additional products marketed by QRS include networking stems that provide two-way electronic transmission of business data and Internet access, Web security and Web development, management tools for tracking products by sales and store location, motor freight shipment tracking and delivery performance reporting and education and consulting services.

  Ariba - This company makes operating resource management ("ORM") products, which help companies track and manage supply purchases over the Internet and corporate intranets. Its scalable ORM software automates e-commerce transactions and contains modules for creating customized forms and managing expense reports. Its Ariba.com network connects buyers to suppliers, helps suppliers provide product catalogs and routes order transactions. Ariba's customers include AMD, Chevron, Merck and Staples.

  Commerce One - This company offers software and services that connect global buyers with suppliers of business goods and services over the Internet. Its BuySite software simplifies the buying process by providing product catalogs from different suppliers, automating approvals and enforcing buyer- and seller-specific policies. Its MarketSite.net web site enables buyers and sellers using different software applications to seamlessly connect and perform e-commerce transactions. The company also provides services including content management, order availability information, status tracking and transaction support.

  Retek - This company provides inventory management software that lets retailers interact across the Web with suppliers, wholesalers, transportation companies and other links in the supply chain. Customers include Ann Taylor, Eckerd, CBRL Group and Lancome.

  Additional auction competitors of Cyber Merchants are as follows: Closeout.com; Retail.com; Retex.com; Merchandise-online.com; Redtagbiz.com; Market4retail.com; Brandwise.com; Retailexchange.com; Closeoutnow.com; Bidland.com; Bid4it.com; and i2iretail.com.

  Although the competitors detailed in the preceding paragraphs may offer similar services to Cyber Merchants, we believe that no other company has our range of services, our approach to serving the industry or such an experienced management team. Because of our focus on the front-end of merchandise sourcing, aggressive overseas expansion plans, wholesale auction, partnerships with retailers to ensure that buyers and sellers connect, management's retail experience and complete e-commerce solution for vendors, we believe that we will be able to compete effectively by providing a complete merchandise sourcing solution to the marketplace.

Governmental Regulation

We are not currently subject to direct regulation by any governmental agency other than laws and regulations generally applicable to businesses, although certain U.S. export controls and import controls of other countries may apply to our products. Few existing laws or regulations specifically apply to the Internet. However, it is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet. These laws may relate to areas such as content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, encryption, use of key escrow data, caching of content by server products, electronic authentication or "digital signatures," personal privacy, advertising, taxation, electronic commerce liability, e-mail, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may therefore harm our business.

  limit the growth of the Internet;

  create uncertainty in the marketplace that could reduce demand for our products and services;

  increase our cost of doing business;

  expose us to significant liabilities associated with content available on our websites or distributed or accessed through our products or services;

  lead to increased product development costs or otherwise harm our business; or

  decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

Employees

As of May 8, 2000, we had 14 employees and eight independent sales contractors. Of these employees, three were classified as executive, three as administrative personnel, three as production personnel and 3 as sales and marketing personnel. None of our employees is subject to a collective bargaining agreement, and we believe that our relations with our employees are good.

Properties

  We lease our corporate headquarters which are located in Pasadena, California. The lease commenced on October 1, 1999, and expires on October 30, 2000, with an option to renew for 3-year period. We are currently leasing approximately 1,956 square feet at an average monthly rent of approximately $3,520. We believe that our present facilities will be suitable for the operation of our business for the foreseeable future. The facilities are adequately insured against perils commonly covered by business insurance policies.

Legal Proceedings

We have been named as a defendant, along with Burlington Coat Factory, in a lawsuit brought by Stanley Rosner, an individual. In March 1998, Rosner commenced an action in the Supreme Court in the State of New York alleging breach of oral and written contracts between Cyber Merchants and Rosner and between Burlington Coat Factory and Rosner in 1997. Rosner claims that he is due certain fees from both Cyber Merchants and Burlington Coat Factory for services allegedly rendered in connection with transactions that relate to the Internet services that Cyber Merchants has and will provide to Burlington Coat Factory. Rosner claims that he is due damages in an amount not less than $5 million plus unspecified punitive damages from both Cyber Merchants and Burlington Coat Factory.

Rosner's attorney has agreed that Cyber Merchants and Burlington Coat Factory are entitled to have the venue of the lawsuit transferred from Nassau County, New York to New York County (Manhattan), New York. Although we can give no assurance as to the outcome of this lawsuit, we believe that the allegations in these actions are without merit, and we intend to vigorously defend ourselves against these claims. If Rosner prevails in his claims against Cyber Merchants, we could be required to pay damages or other penalties which could have a material adverse effect on our operating results.

RECENT DEVELOPMENTS

  On May 15, 2000, we announced our financial and operating results for the quarter and nine months ended March 31, 2000. Net revenues for the quarter ended March 31, 2000, were $218,120, an increase of 2296% from $9,105 in the third quarter of fiscal 1999. We reported a net loss for the quarter of $133,780, or $0.02 per basic and diluted share, compared to a net loss of $160,274, or $0.03 per basic and diluted share, in the third quarter of fiscal 1999. For the nine months ended March 31, 2000, our net revenues were $259,795, an increase of 540% from net revenues of $40,584 in the same period of fiscal 1999. Our net loss for the nine months ended March 31, 2000 was $478,229, or $0.08 per basic and diluted share.

Issuance of Common Stock

  On June 30, 2000, we completed a private offering of 1,255,900 shares of our common stock at an offering price per share of $4.878. Gross proceeds from the offering were $6,126,336. We also issued 838,119 warrants to purchase common stock at $4.878 per share to Factory 2-U Stores, Inc. with an exercise period of 5 years.

Listing on Nasdaq Small Cap Exchange

  We delivered an application for listing on Nasdaq's Small Cap exchange under the trading symbol CMEE on July 17, 2000.

SELLING SHAREHOLDERS

  We issued 1,255,900 shares of common stock to the selling shareholders on June 30, 2000, in a private offering. In connection with the private offering, we agreed to file this registration statement with the SEC to register substantially all of the shares purchased by the selling shareholders for resale by them, and to keep the registration statement effective until June 30, 2001.

  The following table sets forth the following information as of June 30, 2000:

  names of the selling shareholders;

  number of shares of common stock beneficially owned by each selling shareholder prior to the offering;

  number of shares each selling shareholder may offer to sell; and

  number of shares of common stock beneficially owned by each selling shareholder upon completion of the offering.

  None of the selling shareholders has, or during the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

  As of June 30, 2000, we had 7,543,073 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by each selling shareholder as of June 30, 2000, only shares which the shareholder has the right to acquire on or before sixty days from June 30, 2000 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

Name	Shares Owned Prior to Offering	Shares Being Offered	Shares Owned After Offering / Percentage (1)
Lin, Renbo San Marino, California	4,100	4,100	0
Lee, Tom Y. San Gabriel, California	5,125	5,125	0
Chiu, Lee Hui-Ying San Gabriel, California	5,125	5,125	0
Wu, Li-Pei Glendale, California	41,000	41,000	0
Lin, E. Ho Los Angeles, California	10,250	10,250	0
Yu, Yu Ching Huang San Marino, California	2,050	2,050	0
Lee, Linda Los Angeles, California	20,500	20,500	0
Lee, Sage S. Sierra Madre, California	5,125	5,125	0
Lee, James Hsiu-Chu San Gabriel, California	5,125	5,125	0
Lee, Allen H. San Marino, California	5,125	5,125	0
Chang, Bob Calsafe Capital Corporation Alhambra, California	10,250	10,250	0
Zinke, Jens Aspen International Ltd. Nassau, Bahamas	80,000	80,000	0
Huang, Renee Fen San Marino, California	10,250	10,250	0
Huang, Harue Diamond Bar, California	10,250	10,250	0
Chang, Bob C.T. and Grace M.H. Alhambra, California	4,100	4,100	0
Tsai, Mei Yun San Marino, California	1,025	1,025	0
Chen, Chi-Sheng Cherish Telecom Co., Ltd. Taipei, Taiwan, R.O.C.	205,000	205,000	0
Hsu, Mei Chuan Cypert Technology, Inc. Taipei, Taiwan, R.O.C.	1,000	1,000	0
Chan, Yu Ju Cypert Technology, Inc. Taipei, Taiwan, R.O.C.	1,000	1,000	0
Hsu, Paul Leisure Islands Holdings Ltd. Taipei, Taiwan, R.O.C.	30,000	30,000	0
Ho, Ted Rosenthal Collins Group Taipei, Taiwan, R.O.C.	71,750	71,750	0
Wang, Hsiao-Chu Cypert Technology, Inc. Taipei, Taiwan, R.O.C.	184,500	184,500	0
Lin, Hung Lu-Chao HWA Yang Construction Taichung, Taiwan, R.O.C.	41,000	41,000	0
Lou, Kuo-Hao Kuo-Hao Lou, Ke-Feng Liu & Partners Taiching, Taiwan, R.O.C.	82,000	82,000	0
Chiu, Chang Kuei-Hwa HWA Yang Construction Taiching, Taiwan, R.O.C.	71,750	71,750	0
Wen, Su-Ju Cheng HWA Yang Construction Taiching, Taiwan, R.O.C.	20,500	20,500	0
Lee, Weng Shung Federation Medical Group Taipei, Taiwan, R.O.C.	61,500	61,500	0
Liao, Chih-Pin CLC Venture Management Corp. Taipei, Taiwan, R.O.C.	61,500	61,500	0
Chen, Chung-Chi CLC Venture Management Corp. Taipei, Taiwan, R.O.C.	82,000	82,000	0
Chen, Chorng-Rong CLC Venture Management Corp. Taipei, Taiwan, R.O.C.	61,500	61,500	0
Chen, Chorng-Rong CLC Venture Management Corp. Taipei, Taiwan, R.O.C.	61,500	61,500	0
TOTAL		1,255,900

(1) We are assuming that all of the shares registered in this offering will be sold.

PLAN OF DISTRIBUTION

  The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby on the Over-the-Counter Bulletin Board, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

  Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

  Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  Privately negotiated transactions.

  To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

  In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

  In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

  We will make copies of this prospectus available to the selling shareholders and inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

  At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

  We have agreed to indemnify the selling shareholder and any person controlling the selling shareholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

  We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective for a period of twelve months or, if earlier, with respect to each selling shareholder, until the selling shareholder is able to sell all shares offered pursuant to this registration statement in a single three-month period in accordance with Rule 144 under the Securities Act of 1933.

LEGAL MATTERS

  Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Ogden Murphy Wallace, LLC, a professional corporation, Seattle, Washington.

EXPERTS

  The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

  The financial statements of Cyber Merchants as of June 30, 1998, and for the year then ended have been incorporated by reference herein in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The report of KPMG LLP covering the June 30, 1998, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

PART II. Information Not Required In Prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except SEC registration fees are estimates.

Registration Statement - SEC	$1,989
Transfer Agent Fees and Expenses	2,500
Accounting Fees and Expenses	26,712
Legal Fees and Expenses	50,000
Printing and Engraving	3,550
Blue Sky Fees	300
Miscellaneous	15,000
---------
Total	$100,051
---------

Cyber Merchants will bear all of the expenses of the registration of the securities being offered.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  At present, Cyber Merchants has not entered into individual indemnity agreements with its Officers or Directors. However, Cyber Merchants' Articles of Incorporation and By-Laws provide a blanket indemnification and state that the company shall indemnify, to the fullest extent under California law, its Directors and Officers against certain liabilities incurred with respect to their service in such capacities. In addition, the Articles of Incorporation provide that the personal liability of Directors and Officers for monetary damages shall be eliminated to the fullest extent permissible under California law.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers, and controlling persons of Cyber Merchants pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cyber Merchants of expenses incurred or paid by a Director, Officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by Cyber Merchants is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

ITEM 16. EXHIBITS

  The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Form of Stock Subscription Agreement between Cyber Merchants Exchange, Inc., and those certain shareholders all of whom are the selling shareholders
5.1	Opinion re: legality from Ogden Murphy Wallace, P.L.L.C.
23.1	Consent of Counsel Ogden Murphy Wallace, P.L.L.C. (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP, Independent Public Accountants
23.3	Consent of KPMG LLP, Independent Public Accountants
24.1	Powers of Attorney (included in the signature page hereof)

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California on July 17, 2000.

CYBER MERCHANTS EXCHANGE INC.

By: /s/Frank Yuan
______________________

Frank Yuan, Chairman & CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Frank Yuan ______________________ Frank Yuan, Chairman & CEO	7/28/00 ______________________ Date

POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Frank Yuan, with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he could or might do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, any lawfully do or cause to be done by virtue hereof.

Signature	Date
/s/ Frank Yuan _____________________________ Frank Yuan, Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	7/28/00 ________________
/s/ John F. Busey _____________________________ John F. Busey, President and Acting Chief Financial Officer (principal financial officer)	7/28/00 ________________
/s/ Howard Moore _____________________________ Howard Moore, Vice Chairman of the Board of Directors	7/28/00 ________________
/s/ Philip Hawley _____________________________ Philip Hawley, Director	7/28/00 ________________
/s/ Charles Rice _____________________________ Charles Rice, Director	7/28/00 ________________
/s/ Deborah Shamaley _____________________________ Deborah Shamaley, Director	7/28/00 ________________
INDEX TO EXHIBITS
Exhibit Number	Description
4.1	Form of Stock Subscription Agreement between Cyber Merchants Exchange, Inc., and those certain shareholders all of whom are the selling shareholders
5.1	Opinion re: legality from Ogden Murphy Wallace, P.L.L.C.
23.1	Consent of Counsel Ogden Murphy Wallace, P.L.L.C. (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP, Independent Public Accountants
23.3	Consent of KPMG LLP, Independent Public Accountants
24.1	Powers of Attorney (included in the signature page hereof)

EXHIBIT 4.1

CYBER MERCHANTS EXCHANGE, INC.

SUBSCRIPTION AGREEMENT

  SUBSCRIPTION AGREEMENT made as of this ______ day of _________, 2000, between CYBER MERCHANTS EXCHANGE, INC., a California corporation (the "Company"), and the undersigned subscriber (the "Subscriber").

  The Company desires to obtain financing by selling up to __________Shares of common stock of the Company (the "Shares") at $__________ per Share. The Subscriber desires to purchase the number of Shares set forth on the signature page hereof.

  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. SUBSCRIPTION FOR SHARES AND REPRESENTATIONS BY THE SUB-SCRIBER

  1.1   Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase the number of Shares for the purchase price set forth upon the signature page hereof, and the Company agrees to sell such Shares to the Subscriber at a purchase price equal to such amount. The purchase price is payable by check or wire transfer on terms set forth in Section 2.3.

  1.2   The Subscriber recognizes that the purchase of Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) he may not be able to liquidate his investment in the event of an emergency; (ii) transferability is extremely limited; and (iii) he could sustain a complete loss of his entire investment.

  1.3   The Subscriber represents that (i) he is competent to understand and does understand the nature of the investment; and (ii) he is able to bear the economic risk of this investment.

  1.4   Please check the appropriate space:

____   The Subscriber represents that he is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The definition of "accredited investor" is set forth below .

____   The Subscriber represents that he is not an accredited investor.

____   The Subscriber represents that he is not a resident of the United States.

  The definition of an "accredited investor" includes the following:

  An individual having a net worth or a joint net worth with spouse at the time of purchase in excess of $1,000,000.

  An individual whose net income was in excess of $200,000 in each of the two most recent years, or whose joint income with spouse was in excess of $300,000 in each of those years, and who reasonably expects his net income to reach such level in the current year.

  A corporation, partnership, Massachusetts or similar business trust, or organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (tax exempt organization), not formed for the specific purpose of acquiring the Shares, having total assets in excess of $5,000,000.

  A bank, savings and loan association or other similar institution (as defined in Sections 3(a)(2) and 3(a)(5)(A) of the 1933 Act).

  An insurance Company (as defined in Section 213 of the 1933 Act).

  An investment Company registered under the Investment Company Act of 1940 (the "In-vestment Company Act").

  A business development Company (as defined in Section 2(a)(48) of the Investment Company Act) or a private business development Company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940).

  A Small Business Investment Company licensed by the U.S. Small Business Administration under Sections 301 (c) or (d) of the Small Business Investment Act of 1958.

  A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

  A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, which plan has total assets in excess of $5,000,000.

  An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a "plan fiduciary", as defined in section 3(21) of ERISA, which is either a bank, savings and loan association, insurance Company or registered investment adviser.

  An employee benefit plan within the meaning of ERISA having total assets in excess of $5,000,000.

  A self-directed employee benefit plan within the meaning of ERISA, with investment decisions made solely by persons who are accredited investors as defined in Rule 501 (a) of Regulation D.

  A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the shares offered hereby, whose purchase is directed by a sophisticated person (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares).

  Any entity in which all of the equity owners are accredited investors.

  1.5   The Subscriber acknowledges that he has significant prior investment experience, including investment in non-listed and non-registered securities and that he recognizes the highly speculative nature of this investment.

  1.6   The Subscriber hereby represents that he has been furnished by the Company during the course of this transaction with all information regarding the Company which he had requested or desired to know; that all other documents which could be reasonably provided have been made available for his inspection and review; and that he has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the Company and the terms and conditions of this offering.

  1.7   The Subscriber hereby acknowledges that this offering of Shares has not been reviewed by the United States Securities and Exchange Commission (the "SEC") because of the Company's representations that this is intended to be a nonpublic offering pursuant to Sections 4(2) and 4(6) of the Act and Regulation D or Regulation S (relating to securities offered or sold outside of the United States) ("Regulation S") promulgated thereunder. The Subscriber represents that the Shares are being purchased for his own account, for investment and not for distribution or resale to others. The Subscriber agrees that he will not sell, transfer or otherwise dispose of any of the Shares unless they are registered under the Act or unless an exemption from such registration is available.

  1.8   The Subscriber understands that the Shares have not been registered under the Act by reason of a claimed exemption under the provisions of the Act which depends, in part, upon his investment intention or Regulation S. In this connection, the Subscriber understands that, if the Shares are sold in the United States or to United States residents, it is the position of the SEC that the statutory basis for such exemption would not be present if his representation merely meant that his present intention was to hold the Shares for a short period, for a deferred sale, for a market rise, or for any other fixed period. The Subscriber realizes that, in the view of the SEC, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with his representation to the Company, and the SEC might regard such a sale, transfer or other disposition as a deferred sale for which the exemption is not available.

  1.9   The Subscriber agrees that the Company may, if it desires, permit the transfer of the Shares by the Subscriber out of his name only when his request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company that the proposed sale, transfer or disposition does not result in a violation of the Act or any applicable state or province "blue sky" laws (collectively, "Securities Laws"). The Subscriber agrees to hold the Company and its directors, officers and controlling persons and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any sale, transfer or other disposition of the Securities by the undersigned Subscriber in violation of any Securities Laws or any misrepresentation herein.

  1.10   The Subscriber acknowledges and agrees that the Company is relying on the Sub-scriber's representations contained in this Agreement in determining whether to accept this subscription. The Subscriber agrees that the Company reserves the unrestricted right to reject or limit any subscription and to close the offer at any time.

  1.11   The Subscriber represents and warrants that all representations made by the Sub-scriber hereunder are true and correct in all material respects as of the date of execution hereof, and Subscriber further agrees that until the closing on the Shares subscribed for he shall inform the Company immediately of any changes in any of the representations provided by the Subscriber hereunder.

2. TERMS OF OFFERING

  2.1   The subscription period will begin as of May 15, 2000 and will terminate upon the occurrence of the earlier of (a) June 30, 2000 or (b) completion of the sale of all Shares (the "Offering Expiration Date").

  2.2   All funds paid hereunder shall be immediately available to the Company.

  2.3   The Subscriber hereby agrees to purchase the number of Shares from the Company set forth upon the signature page hereof. The purchase price of $ _______ per Share is payable by check or wire transfer to the Company. If the Company declines to accept this Subscription, the Company will return subscription funds to the undersigned without interest thereon or deduction therefrom.

  2.4   Closings on investor subscriptions shall be held as soon as practicable following the Company's acceptance hereof.

  2.5   The Shares will be offered and sold by Roth Capital Partners, Inc., as Placement Agent. Roth Capital Partners, Inc. will be paid sales commissions based upon the gross proceeds received by the Company.

3. REGISTRATION OF SECURITIES

  3.1   The Company agrees to file, prior to September 30, 2000, a registration statement on Form S-1 (the "Registration Statement"), or other appropriate registration statement with the SEC to register all of the Shares for resale by the Subscribers to the public on a continuous or delayed basis as permitted by Rule 415 under the Act (a "Secondary Offering"). Once all Shares registered for distribution in the continuous and delayed Secondary Offering have been outstanding for one year, the Company may close the distribution and file a post-effective amendment de-registering any Shares that remain unsold.

  3.2   A Subscriber whose Shares are included in the Registration Statement shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as the Company may reasonably request and as shall be required in connection with the Registration Statement and all such information provided by the Subscriber shall comply with the disclosure requirements of the securities laws under all relevant jurisdictions.

  3.3   In connection with the Secondary Offering, the Subscribers shall designate one counsel who shall be authorized to represent the interests of the Subscribers with respect to the Company in connection with the Secondary Offering. If the Subscribers are unable to designate one counsel after a reasonable period of time (in light of the timing of the proposed offering), the Company may solicit suggestions for such counsel from the Subscribers (no more than one suggestion per Subscriber), and select one counsel from among those suggested, and the selection of such counsel shall be binding on the Subscribers. The fees and expenses of counsel for the selling Subscribers shall be paid as set forth in Section 3.5.

  3.4 Indemnification.

  In connection with the registration of the Shares for resale, to the extent permitted by applicable law, the Company shall indemnify, defend and hold harmless each Subscriber, any Affiliate thereof and any director, officer, employee, agent or advisor thereof, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and reasonable legal expenses) (collectively, "Losses") arising out of or based upon:

    any untrue statement or alleged untrue statement of a material fact contained in any disclosure document in connection with the Secondary Offering or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;

    any violation by the Company of any rule or regulation promulgated under any securities law applicable to the Company and relating to action or inaction by the Company in connection with any registration, qualification or compliance required hereunder; or

    the Company's breach of any covenant or agreement contained in this Agreement;

    provided, however, that the Company shall not be liable to a Subscriber, Affiliate thereof, director, officer, employee, agent or advisor thereof for any Losses to the extent that such Losses resulted directly from any untrue statements or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading, in each case in any material furnished by such Subscriber for use in a disclosure document in connection with the Secondary Offering covering such Subscribers' Shares.

  In connection with the registration of the Shares, to the extent permitted by applicable law each Subscriber shall severally (except that where several liability cannot be clearly determined, liability shall be joint and several until several obligations are clearly determined), and not jointly, indemnify, defend and hold harmless the Company, any Affiliate thereof and any directors, officers, employees, agents or advisors of any of them, from and against any and all Losses arising out of or based upon:

    any untrue statement or alleged untrue statement of a material fact contained in any disclosure document in connection with the Secondary Offering or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case in any material furnished or representation made by such Subscriber for use in a disclosure document in connection with the Secondary Offering; but only to the extent of the gross sale proceeds less underwriting discount due to the Subscriber in connection with the Secondary Offering;

    any violation by the Subscriber of any rule or regulation promulgated under any securities law applicable to the Company and relating to action or inaction by the Subscriber in connection with its Shares; or

    the Subscriber's breach of any covenant or agreement contained in this Agreement, provided, that for purposes of clause (i) of this paragraph (b) (including relevant introductory language) the term Subscriber shall include a Subscriber and any other Subscribers selling Shares in the Secondary Offering that would be considered its Affiliates.

  3.5   The Company will bear all expenses incurred by it in registering the Shares including without limitation, all filing, registration and qualification fees of the SEC, printing expenses, fees and disbursements of legal counsel and all accounting expenses, including expenses of the audits. Subscribers shall bear the fees and disbursements of their own legal counsel, underwriting or brokerage discounts and commissions, expenses of their brokers or underwriters, and fees of the National Association of Securities Dealers, Inc.

4. RESTRICTIONS ON TRANSFER

  4.1   The certificates representing the Shares shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY OTHER SECURITIES AUTHORITIES. IT IS BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATIONS PROMULGATED UNDER THE ACT. IT MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION TO THE REGISTRATION REQUIREMENTS OF THOSE SECURITIES LAWS.

  The Company may in its sole discretion place a "Blue Sky" legend on the certificates in accordance with U.S. State securities laws or as required by applicable securities laws.

  4.2   The Shares sold pursuant to this Private Placement Offering, each Subscriber, will be prohibited from selling, transferring, pledging or otherwise disposing of such Shares until such Registration Statement became effective. As a result of restrictions on transferability of the Shares, a Subscriber may not be able to liquidate his investment and must bear the economic risk of his investment for a significant period of time.

5. NOTICES TO SUBSCRIBERS

  5.1   THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE OR PROVINCE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, OR ANY STATE OR PROVINCE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  5.2   THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER-ABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. SUBSCRIBERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

MISCELLANEOUS

  6.1   Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to the Company at Suite 400 600 S. Lake, Pasadena, CA. and to the Subscriber at his address indicated on the last page of this Agreement. Notices shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

  6.2   This Agreement shall not be changed, modified, or amended except by a writing signed by the parties to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged. The respective representations, warranties and covenants of the parties set forth in this Agreement shall survive delivery of and payment for the Shares contemplated hereunder.

  6.3   This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

  6.4   This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of California, without giving effect to the choice of law rules thereof.

  6.5   This Agreement may be executed in counterparts. Upon the execution and de-livery of this Agreement by the Subscriber, this Agreement shall become a binding obligation of the Subscriber with respect to the purchase of Shares as herein provided.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CYBER MERCHANTS EXCHANGE, INC. _____________________________ Date of Execution By: _________________________ Its _________________________
TO BE COMPLETED BY INDIVIDUAL SUBSCRIBERS	TO BE COMPLETED BY CORPORATE, PARTNERSHIP OR TRUST SUBSCRIBER
_________________________ Name of Subscriber(s) [Please print]	_________________________ Name of Subscriber [Please print]
_________________________ Signature of Subscriber(s)	By:______________________ Authorized Signatory
_________________________ Address of Subscriber	_________________________ Name and Title of Authorized Signature [Please print]
_________________________ Social Security Number of Subscriber	_________________________ Taxpayer Identification Number of Subscriber
_________________________ Number of Shares Subscribed For at $_____ per Share	_________________________ Number of Shares Subscribed For at $_____ per Share
_________________________ Total Purchase Price	_________________________ Total Purchase Price
_________________________ Date of Execution	_________________________ Date of Execution

EXHIBIT 5.1

July 24, 2000

Cyber Merchants Exchange, Inc.
600 South Lake Avenue, Suite 405
Pasadena, California 91106

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Cyber Merchants Exchange, Inc. (the "Com"any") with the Securities and Exchange Commission on or about July 28, 2000 in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,255,900 shares of the Common Stock (the "Shares") of the Company, to be offered for sale by the Selling Shareholders named therein. As legal counsel for the Company, we have examined the proceedings taken in connection with the sale of the Shares by the Selling Shareholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution." It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ OGDEN MURPHY WALLACE, P.L.L.C.

OGDEN MURPHY WALLACE, P.L.L.C.

EXHIBIT 23.2

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Cyber Merchants Exchange, Inc.
Pasadena, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 28, 1999, relating to the financial statements of Cyber Merchants Exchange, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1999. We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP
Los Angeles, July 24, 2000

EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Cyber Merchants Exchange, Inc.

We consent to the use of our report dated October 16, 1998, relating to the financial statements of Cyber Merchants Exchange, Inc. as of June 30, 1998, and for the year then ended, incorporated by reference in the Registration Statement and prospectus on Form S-3 and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated October 16, 1998, contains an explanatory paragraph that states that the Company's recurring losses from operations losses raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

KPMG LLP
Orange County, California
July 24, 2000